                                                                    Exhibit 99.3

                       [LETTERHEAD OF TCI APPEARS HERE]

           THERMO CARDIOSYSTEMS ANNOUNCES CONVERTIBLE SUBORDINATED
                              DEBENTURE OFFERING

WOBURN, Mass., May 9, 1997 -- Thermo Cardiosystems Inc. (ASE-TCA) today announced that it has entered into an agreement to sell at par $70 million of 4 3/4 percent subordinated debentures due 2004. The debentures will be convertible into shares of common stock at a price of $31.415. The debentures are guaranteed on a subordinated basis by Thermo Electron Corporation (NYSE-
TMO). The company intends to use the net proceeds of the offering, estimated to be approximately $68 million, to repurchase its own common stock in the open market or in negotiated transactions, and for working capital and other general corporate purposes. The company expects to close the offering on May 14, 1997. The debentures will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

                                     # # #